Exhibit 5.1

27 January 2021

OZON HOLDINGS PLC

2-4 Arch. Makarios III Avenue

Capital Center, 9th floor,

1065 Nicosia, Cyprus

Ladies and Gentlemen,

We have acted as Cyprus counsel to OZON HOLDINGS PLC (the “Company”) in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed with U.S. Securities and Exchange Commission (the “Commission”) relating to 30,800,000 ordinary shares of US$0.001 (the “EIP Shares”), each in the capital of the Company issuable under the Company’s Equity Incentive Plan 2020 (the “EIP”), 500,000 ordinary shares of US$0.001 (the “Lukey Option Shares”), each in the capital of the Company issuable under the Amended and Restated Stock Option Agreement by and between Mr. Bernard Lukey and the Company dated 30 December 2020 (the “Lukey Option Agreement”), and 1,058,275 ordinary shares of US$0.001 (the “2018 Option Shares”), each in the capital of the Company issuable under the Company’s Equity Incentive Plan 2018 pursuant to the Notice of Senior Executive Option Award, dated 1 August 2018 (as amended and restated on 17 November 2020) and Amended and Restated Equity Incentive Agreement for Award of an Option to Purchase Ordinary Shares by and between Mr. Alexander Shulgin and the Company, dated 17 November 2020 (collectively, the “2018 Option Shares Agreement”).

In addition to reviewing the Registration Statement, we have also reviewed the following documents (together with the Registration Statement, the “Inspected Documents”):

(a)	a certificate of incumbency issued by the secretary of the Company dated 27 January 2021 together with the documents referred to therein;

(b)

copies of the resolutions of the Board of Directors of the Company approving (i) the adoption of the EIP dated 21 December 2020, (ii) the entering into the Lukey Option Agreement dated 30 December 2020 and (iii) the entering into the 2018 Option Shares Agreement dated 17 November 2020;

(c)	a copy of the resolution of the Board of Directors of the Company dated 2 November 2020 approving the reserved pool under the EIP; and

(d)

a copy of a resolution of the General Meeting of the Company dated 16 November 2020 relating to the disapplication of pre-emption rights in relation to the EIP Shares, the Lukey Option Shares and the 2018 Option Shares,

(such resolutions listed at (b), (c) and (d) above together referred to as the “Resolutions”).

1.	Assumptions:

In giving this Opinion, we have assumed:

(a)

that no provision of the laws of any jurisdiction other than Cyprus affects the conclusions in this Opinion; for example, we have assumed that, in so far as any obligation is to be performed in any jurisdiction outside Cyprus its performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

(b)	the accuracy and completeness of all factual representations made in the Inspected Documents;

(c)	that those of the Inspected Documents submitted to us as copies conform to the original documents and such original documents are authentic and complete;

(d)	that there are no records or minutes of the Company which are relevant to the transaction which forms the subject of this Opinion other than the Inspected Documents; and

(e)

that no resolution of the Board of Directors of the Company or of the General Meeting of the Company shall revoke the Resolutions prior to the issue of the EIP Shares, the Lukey Option Shares and the 2018 Option Shares.

2.	Opinion:

Subject to the qualifications and considerations set out below, our Opinion on Cyprus law is set out below:

1.

Upon the issue of the EIP Shares, the Lukey Option Shares and the 2018 Option Shares and upon payment in full of US$0.001 for each EIP Share and of any exercise price for the Lukey Option Shares and the 2018 Option Shares, the EIP Shares, the Lukey Option Shares and the 2018 Option Shares will have been duly and validly authorized and issued and fully paid.

3.	Qualifications:

This Opinion is subject to the following qualifications and considerations:

(a)

This Opinion is confined solely to the laws of Cyprus in force at the date of this Opinion, and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the filing of this Opinion in connection with the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Antis Triantafyllides & Sons LLC